EXHIBIT 10(i)

LOAN AGREEMENT

This Loan Agreement is made on the 1st day of December 2007 by and between:

World Wide Auctioneers, Ltd., a British Virgin Island registered corporation with business address at P.O. Box 17774 Jebel Ali Free Zone, Dubai, U.A.E., hereinafter referred to as the “BORROWER;”

and:

SPM Line-Lift Machinery Co. Ltd. with and address at 78/17 Moo 4, Tambol Takientia, Chonburi, Thailand 20150, hereinafter referred to as “LENDER.”

Recitals:

     WHEREAS, BORROWER is in need of working capital for development of its equipment trading business in Dubai, and Lender has agreed to make a US$1 Million loan for this purpose.

     NOW, THEREFORE, for and in consideration of the foregoing premises, the parties agree as follows:

     Section 1.     BORROWER hereby agrees to repay to LENDER (or any party nominated by LENDER) the amount of One Million US Dollars ($1,000,000), with interest at the rate of 12% (twelve percent) per annum from January 1, 2008. Interest payments are due each one-hundred-eighty (180) days from the date of this agreement. Principal payments can be made in any amount at any time prior to or at the maturity date.

Section 2.      Maturity date is defined as December 31, 2010, or any time prior to that date if BORROWER chooses to prepay the loan.

Section 3.      LENDER has exclusive first rights to convert any or all of its outstanding loan amount at any time prior to maturity date to equipment or other assets owned by BORROWER, at 5% (five-percent) less than market price as determined by a 10-day right of first refusal process.

Section 4.     Governing Law is U.A.E.

Agreed:

/s/ Justin Sciortino                         /s/ Eric Montandon

LENDER                              BORROWER
Justin Sciortino                              Eric Montandon – CEO

Managing Director